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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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Wilsons The Leather Experts Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

May 4, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation, to be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, on Thursday, June 7, 2007.

The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about our company.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Michael M. Searles
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NUMBER TWO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL MATTERS

WILSONS THE LEATHER EXPERTS INC.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation, will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, on Thursday, June 7, 2007, commencing at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect two directors for a three-year term.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

3.	To act upon any other business that may properly be brought before the meeting.

The Board of Directors has fixed April 9, 2007 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting and at any adjournments thereof. Your proxy is important to ensure a quorum at the meeting. Please complete, sign, date, and return your proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. Your cooperation in promptly signing and returning your proxy will help us avoid further solicitation expense. You may revoke the proxy at any time prior to its being exercised, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Philip S. Garon
Secretary

Brooklyn Park, Minnesota
May 4, 2007

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

PROXY STATEMENT

General Information Regarding the Solicitation

The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting of Shareholders to be held on Thursday, June 7, 2007, at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, and at any adjournments thereof.

Only shareholders of record at the close of business on April 9, 2007 will be entitled to vote at the meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned and not revoked will be voted in the manner specified. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. A shareholder executing a proxy may revoke it at any time before it is exercised by notice in writing to one of our officers or by properly signing and duly returning a proxy bearing a later date. The mailing of this Proxy Statement and form of proxy to shareholders will commence on or about May 4, 2007.

As of the date of this Proxy Statement, our Board of Directors and management know of no other matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the meeting. If any other matters are properly presented at the meeting and call for a vote of shareholders, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, subject to applicable federal securities rules.

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and regular employees may solicit proxies by telephone, telecopier, telegram, or personal contact. We have also requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our common stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

The address of our principal executive office is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and our telephone number is 763-391-4000.

Required Vote

The common stock is our only authorized and issued voting security. At the close of business on April 9, 2007, there were 39,225,713 shares of our common stock issued and outstanding, each of which is entitled to one vote.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposal presented in this Proxy Statement. A shareholder who abstains with respect to that proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of April 9, 2007, except as otherwise noted, the beneficial ownership of our common stock by (1) each person who we know to beneficially hold more than 5% of the outstanding common stock, (2) each director or nominee for director, (3) each officer named in the Summary Compensation Table on page 17, and (4) all of our current executive officers and directors as a group. Except as otherwise noted, the listed beneficial owner has sole voting and investment power with respect to the listed shares.

	Amount and Nature of		Percentage of
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding Shares

Dimensional Fund Advisors LP	2,383,027.0	(1)	6.1%
1299 Ocean Avenue Santa Monica, CA 90401
Peninsula Investment Partners, L.P.	18,344,655.0	(2)	43.6
404 B East Main Street Charlottesville, VA 22902
Quaker Capital Management Corporation	7,861,768.0	(3)	19.5
401 Wood Street Suite 1300 Pittsburgh, PA 15222
R. Ted Weschler	18,344,655.0	(2)	43.6
Richard Liu	2,195,419.0	(4)	5.6
c/o Superior Leather, Ltd. Unit 510 Tower 2 Enterprise Square, 9 Sheung Yuet Rd. Kowloon Bay, Kowloon, Hong Kong
Sun Capital Securities	3,830,009.0	(5)	9.8
5200 Town Center Circle Suite 470 Boca Raton, FL 33486
M. Adam Boucher	34,894.1	(6)	*
Megan L. Featherston	1,500.0		*
Betty A. Goff	216,494.5	(7)	*
Stacy A. Kruse	73,882.7	(8)	*
Gail A. Cottle	0.0		*
Michael T. Cowhig	43,424.0	(9)	*
William F. Farley	55,424.0	(10)	*
Peter V. Handal	37,424.0	(11)	*
Bradley K. Johnson	37,274.0	(12)	*
Michael J. McCoy	35,924.0	(13)	*
David L. Rogers and Diane Rogers	800,518.5	(14)	2.0
Michael M. Searles	537,209.9	(15)	1.4
All executive officers, directors and director nominees as a group (14 persons)	20,085,617.2	(16)	46.8

*	Represents less than 1%.

(1)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over 2,383,027 shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported are held by the Funds. Dimensional disclaims beneficial ownership of such shares. No Fund is known to own more than 5% of the shares. The foregoing information is derived from a Schedule 13G/A dated February 1, 2007 filed by Dimensional with the Securities and Exchange Commission (“SEC”).

(2)	Peninsula Investment Partners, L.P. (“PIP”) and Peninsula Capital Advisors, LLC (“PCA”) have shared power to vote all such shares and shared power to dispose of all such shares. Mr. R. Ted Weschler is the sole managing member of PCA and is responsible for making investment decisions with respect to PIP and PCA. The information relating to the beneficial ownership of PIP and PCA is derived from a Schedule 13D dated July 7, 2004 filed by PIP and PCA with the SEC. Includes 1,428,571 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on April 25, 2004 and 1,428,571 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on July 2, 2004.

(3)	Quaker Capital Management Corporation (“Quaker”), in its capacity as investment advisor, may be deemed to be the beneficial owner of 7,861,768 shares of our common stock which are owned by various investment advisory clients of Quaker in accounts over which Quaker has discretionary authority. Quaker has sole voting and investment power with respect to 6,722,563 shares and shared voting and investment power with respect to 1,139,205 shares. No client of Quaker is known to own more than 5% of the shares. The information relating to the beneficial ownership of Quaker is derived from an Amendment to a Schedule 13G/A dated February 13, 2007 filed by Quaker with the SEC. Includes 571,429 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker affiliates on April 25, 2004, and 571,429 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker affiliates on July 2, 2004.

(4)	Mr. Liu has sole power to vote all such shares and sole power to dispose of all such shares. All such shares are held for Mr. Liu’s account in the name of Copwell Holdings, Ltd. and Subtle Assets, Ltd. The information relating to the beneficial ownership of Mr. Liu is based on an Amendment to a joint Schedule 13D/A dated October 16, 2006 filed with the SEC.

(5)	Under the rules of the SEC, SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, and Rodger R. Krouse (collectively, the “Sun Capital Reporting Persons”) each have shared investment and voting power with respect to all such shares. Leder and Krouse may each be deemed to control SCSF Equities, Sun Securities Fund and Sun Advisors, as Leder and Krouse each own 50% of the membership interests in Sun Capital Securities, which in turn is the general partner of Sun Advisors, which in turn is the general partner of Sun Securities Fund, which in turn owns a majority of the membership interests of SCSF Equities. Leder and Krouse may each be deemed to control the Sun Offshore Fund by virtue of their being the only directors of the Sun Offshore Fund. Accordingly, the Sun Capital Reporting Persons may be deemed to be members of a group and, as a result, each of the members may be deemed to beneficially own shares beneficially owned by each of the other members. The information relating to the beneficial ownership of the Sun Capital Reporting Persons is based on an Amendment to a Schedule 13D/A dated June 23, 2006 filed with the SEC.

(6)	Includes options to purchase 33,334 shares of common stock which are exercisable within 60 days of the record date.

(7)	Includes options to purchase 84,600 shares of common stock which are exercisable within 60 days of the record date. All of Ms. Goff’s options will expire on May 28, 2007 if they are not exercised prior to that date.

(8)	Includes options to purchase 67,201 shares of common stock which are exercisable within 60 days of the record date.

(9)	Includes options to purchase 35,000 shares of common stock which are exercisable within 60 days of the record date.

(10)	Includes options to purchase 32,000 shares of common stock which are exercisable within 60 days of the record date.

(11)	Includes options to purchase 20,000 shares of common stock which are exercisable within 60 days of the record date.

(12)	Includes options to purchase 33,200 shares of common stock which are exercisable within 60 days of the record date.

(13)	Includes options to purchase 30,500 shares of common stock which are exercisable within 60 days of the record date.

(14)	Includes 780,518.50 shares of common stock owned jointly by Mr. Rogers and his spouse and includes options to purchase 20,000 shares of common stock which are exercisable within 60 days of the record date.

(15)	Includes options to purchase 533,334 shares of common stock which are exercisable within 60 days of the record date.

(16)	Includes options to purchase 883,105 shares of common stock held by current directors and officers which are exercisable within 60 days of the record date and warrants to purchase 2,857,142 shares of common stock held by PIP which are currently exercisable.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Under our Amended and Restated Articles of Incorporation and our Restated By-Laws, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year. There are currently three Class II directors whose terms expire at the Annual Meeting.

At the Annual Meeting, our shareholders will be asked to elect two Class II directors so that the total number of directors after the Annual Meeting will be eight. The Governance and Nominating Committee of the Board of Directors recommended each of the nominees, and the Board has nominated David L. Rogers and R. Ted Weschler as nominees for election to serve three-year terms ending at the time of the 2010 Annual Meeting of Shareholders or until such nominee’s successor is elected and qualified. Mr. Rogers and Mr. Weschler are currently serving as directors. Michael T. Cowhig, who currently serves as a Class II director, will not stand for re-election when his term expires at the Annual Meeting. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect David L. Rogers and R. Ted Weschler to constitute the Class II members of the Board.

Each nominee has indicated a willingness to serve as a director. In case any nominee is not a candidate at the Annual Meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the other nominees and to vote for any substitute nominee recommended by the Governance and Nominating Committee. Information as of April 9, 2007 regarding each nominee for election as a Class II director and for each director whose current term of office will continue after the Annual Meeting is set forth below.

	Name	Age	Director Since

Class I:	William F. Farley	63	March 2003
	Peter V. Handal	64	April 2005
	Michael J. McCoy	60	June 2003
Class II:	David L. Rogers	64	May 1996
	R. Ted Weschler	45	June 2004
Class III:	Gail A. Cottle	55	December 2006
	Bradley K. Johnson	50	January 2003
	Michael M. Searles	58	December 2004

Nominees for Election for Terms Expiring in 2010 (Class II Directors):

David L. Rogers has served as a retail consultant and private investor since August 2004. Mr. Rogers served as President and Chief Operating Officer of Wilsons Leather from April 1992 to August 2004. In 1988, Mr. Rogers joined Wilsons Leather as Executive Vice President and Chief Operating Officer when Bermans The Leather Experts, Inc., a specialty leather retailer, was acquired by Wilsons Leather, and he served in such capacity until April 1992. Mr. Rogers served as Chief Operating Officer of Bermans The Leather Experts, Inc., from 1983 to 1988 and Chief Financial Officer from 1980 to 1984.

R. Ted Weschler has served as Managing Partner of Peninsula Capital Advisors, LLC, a private investment firm, since January 2000. Mr. Weschler served as founding executive officer of Quad-C, Inc., an investment firm, from November 1989 to December 1999. Mr. Weschler served as Assistant to the Vice Chairman of W.R. Grace & Co., a premier specialty chemicals and materials company, from 1987 to 1989, and Assistant to the Chairman of the Board and CEO from 1985 to 1987, and in various positions in Corporate Development from 1983 to 1985. Mr. Weschler is a director of WSFS Financial Corporation.

Directors Whose Terms Expire in 2009 (Class I Directors):

William F. Farley has served as Founder and Chief Executive Officer of Livingston Capital, a private investment firm, since January 2003. Mr. Farley served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from October 2000 to December 2002. Mr. Farley served as Chairman and Chief Executive Officer of Kinnard Investments, Inc. (now Miller Johnson Steichen Kinnard), an investment securities firm, from 1997 to 2000. Mr. Farley served as Vice Chairman of First Bank Systems (now US Bancorp), a financial services holding company, from 1990 to 1996. Mr. Farley is a director of Harte-Hanks, Inc.

Peter V. Handal has served as Chairman of the Board with Dale Carnegie & Associates, Inc., a private international training company, since October 2005 and served as President and Chief Executive Officer since January 2000. Mr. Handal also served as Chief Operating Officer from 1999 to 2000. Mr. Handal has served as President of COWI International Group, a private management consulting firm, since 1990, Chief Executive Officer of J4P Associates, a private real estate firm, since 1984, and President of Victor B. Handal & Bro., Inc., a private real estate management company, since 1975. Mr. Handal served as a director of Factory 2-U Stores, Inc. from 1997 to August 2004. Factory 2-U Stores, Inc. filed for Chapter 11 bankruptcy in January 2004.

Michael J. McCoy retired from Hormel Foods Corporation, a multi-national branded foods and meat products manufacturer and marketer, in December 2006 after serving as Executive Vice President and Chief Financial Officer since May 2001. Mr. McCoy also served as Senior Vice President and Chief Financial Officer from 2000 to 2001, Vice President and Controller from 1998 to 2000, Vice President and Treasurer from 1997 to 1998, Treasurer from 1996 to 1997, and Assistant Treasurer from 1994 to 1996. Mr. McCoy served as Vice President and Treasurer of FDL Foods, a meat processing operation, from 1982 to 1994. Mr. McCoy is a director of Hormel Foods Corporation.

Directors Whose Terms Expire in 2008 (Class III Directors):

Gail A. Cottle has served as a retail consultant since January 2003. Ms. Cottle served as President, Nordstrom Product Group, Nordstrom, Inc., a leading fashion specialty store retailer, from June 2000 to January 2002. Ms. Cottle also served Nordstrom, Inc. as Executive Vice President from 1992 to 2000, and as Vice President Junior Division from 1985 to 1992, and in other merchandising positions from 1972 to 1985.

Bradley K. Johnson has served as Senior Vice President, Chief Financial Officer and Chief Administrative Officer of Recreation Equipment, Inc. (REI), a multi-channel retailer of specialty outdoor gear, since July 2004, and also served as Chief Financial Officer from April 2001 to June 2004. Mr. Johnson served as Chief Financial Officer of Cornerstone Brands Inc., a direct marketer of apparel and home products, from 1999 to 2000. Mr. Johnson served as Chief Administrative Officer and Chief Financial Officer of Land’s End Inc., a leading apparel and home products direct marketer, from 1996 to 1999. Mr. Johnson served as Vice President, Operations and Distribution of Wilsons Leather from 1995 to 1996, and Vice President, Property Management from 1993 to 1995, and Chief Financial Officer from 1990 to 1993.

Michael M. Searles has served as our Chief Executive Officer since December 2004 and as Chairman and Chief Executive Officer since February 2005. Prior to joining Wilsons Leather, Mr. Searles had been in private retail consulting from 2002 to November 2004. He served as Chairman of the Board and Chief Executive Officer of Factory 2-U Stores, Inc., an off-price apparel and home products retailer, from 1998 to 2002. Factory 2-U Stores, Inc. filed for Chapter 11 bankruptcy in January 2004. Mr. Searles served in various positions at Montgomery Ward, a full-line department store chain, from 1996 to 1997, most recently as President, Merchandising and Marketing. Mr. Searles was President of Women’s Specialty Retail Group (formerly, the Casual Corner Group), then a division of United States Shoe Corporation, a manufacturing and retail apparel and footwear company, from 1993 to 1995. Mr. Searles also served as President of Kids “R” Us, a leading retailer of toys, baby products and children’s apparel, from 1984 to 1993.

Agreement Regarding Director

Pursuant to the requirements of the Common Stock and Warrant Purchase Agreement dated as of April 25, 2004, among Peninsula Investment Partners, L.P., Quaker Capital Partners I, L.P. and Quaker Capital Partners II, L.P. and the company, R. Ted Weschler was appointed to serve as a Class II director of the company for a then remaining term of not less than two years.

Board Matters and Meeting Attendance

The Board of Directors has determined that each of Gail A. Cottle, Michael T. Cowhig, William F. Farley, Peter V. Handal, Bradley K. Johnson, Michael J. McCoy and R. Ted Weschler is an independent director as that term is defined in the listing standards of The NASDAQ Stock Market (the “Independent Directors”). The Independent Directors constitute a majority of the Board of Directors.

The Board of Directors met seven times during our fiscal year ended February 3, 2007 (“fiscal 2006”). Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he or she served during the time period in which he or she was a director during such fiscal year.

We have a policy to encourage attendance by our directors at annual meetings of shareholders. Most of our directors have historically attended those meetings, and all of our directors who were then serving as directors attended the annual shareholders meeting in June 2006.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, Compensation Committee and Governance and Nominating Committee. The members of each of these committees are appointed by the Board.

Audit Committee

The Audit Committee consists of Messrs. McCoy (Chair), Farley and Johnson. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of The NASDAQ Stock Market and regulations of the SEC, and all members are financially literate as required by the applicable listing standards of The NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. McCoy has the financial experience required by the applicable listing standards of The NASDAQ Stock Market and is an “audit committee financial expert” as defined by applicable regulations of the SEC.

The Audit Committee reviews accounting and auditing principles and procedures with a view toward providing for adequate internal controls and reliable financial records. To this end, it oversees our financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, reviewing with the independent registered public accounting firm our financial reporting and controls regarding accounting, overseeing the independence of our auditors, and selecting and appointing the independent registered public accounting firm. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on our Web site at www.wilsonsleather.com. The Audit Committee periodically reviews the Audit Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Audit Committee met six times during fiscal 2006 and took written action in lieu of a meeting once.

Compensation Committee

The Compensation Committee consists of Mr. Johnson (Chair), Ms. Cottle, Mr. Handal, Mr. McCoy, and Mr. Weschler. All members of the Compensation Committee are “independent” as that term is defined in the applicable listing standards of The NASDAQ Stock Market. The Compensation Committee determines the compensation of the Chairman and Chief Executive Officer and all other executive officers, establishes executive compensation strategy and assures that all executive officers of our company are compensated effectively in a manner consistent with such strategy, internal equity considerations, competitive practices, and the requirements of regulatory agencies. The Compensation Committee also administers our stock-based incentive plans and approves grants to executive officers made in connection therewith. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on our company’s Web site at www.wilsonsleather.com. The Compensation Committee periodically reviews the Compensation Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Compensation Committee met four times during fiscal 2006 and took written action in lieu of a meeting three times.

Governance and Nominating Committee

The Governance and Nominating Committee consists of Messrs. Farley (Chair), Cowhig, Handal, and Weschler. All members of the Governance and Nominating Committee are “independent” as defined by the applicable listing standards of The NASDAQ Stock Market. The purpose of the Governance and Nominating Committee includes recommending corporate governance principles and business conduct guidelines to the Board. The Governance and Nominating Committee also considers the qualifications of, and recommends, each candidate and incumbent for election as a director and nominates candidates to fill Board vacancies. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter, a copy of which is available on our Web site at www.wilsonsleather.com. The Governance and Nominating Committee periodically reviews the Governance and Nominating Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Governance and Nominating Committee met four times during fiscal 2006.

Shareholder Communication with the Board of Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors c/o Director, Legal Services, Wilsons The Leather Experts Inc., 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428. All communications will be compiled by the Director, Legal Services and submitted to the Board or the individual directors on a periodic basis.

Nominations for the Board of Directors

The Governance and Nominating Committee reviews nominees for directors and recommends to the Board those nominees whose attributes it believes would be most beneficial to the company. This assessment includes such issues as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board in addition to other factors the Governance and Nominating Committee deems appropriate based on the current needs and desires of the Board.

The Governance and Nominating Committee will consider director candidates recommended by shareholders in the same manner that it considers all director candidates. If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with certain procedures, including procedures set out in our Restated By-Laws. Shareholders who wish to suggest qualified candidates to the Governance and Nominating Committee should write to our Chief Financial Officer at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, stating in detail the candidate’s qualifications for consideration by the Committee, together with the written consent of such person to being named in the proxy statement and to serve as a director and all other information required by the Restated By-Laws. Shareholder recommendations of nominees to be considered by the Governance and Nominating Committee for the election of directors at the 2008 Annual Meeting of Shareholders and included in our proxy statement and form of proxy for such meeting must be received by January 5, 2008. Shareholder recommendations of nominees intended to be presented at the 2008 Annual Meeting of Shareholders but not intended to be considered by the Governance and Nominating Committee or included in our proxy statement and form of proxy must be received by March 9, 2008. For more information regarding the submission of shareholder recommendations, please refer to “Additional Matters — Deadline for Submission of Shareholders’ Proposals.”

Voting Recommendation

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE GOVERNANCE AND NOMINATING COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE FOR ALL CLASS II NOMINEES LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three independent directors. The role of our Audit Committee is one of oversight of our company’s management and independent registered public accounting firm in regard to accounting, financial reporting, internal control, and auditing. We also consider and pre-approve any non-audit services provided by our company’s independent registered public accounting firm to ensure that no prohibited non-audit services are provided by such firm and that the independence of our company’s independent registered public accounting firm is not compromised. In performing our oversight function, we relied upon advice and information received in our discussions with our company’s management and independent registered public accounting firm.

We have: (i) reviewed and discussed our company’s audited financial statements for the fiscal year ended February 3, 2007 with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees; and (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with our company’s independent registered public accounting firm such firm’s independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, for filing with the SEC.

AUDIT COMMITTEE

Michael J. McCoy (Chair)
William F. Farley
Bradley K. Johnson

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2005 and fiscal 2006 and fees billed for other services rendered by KPMG LLP.

	Fiscal 2005	Fiscal 2006

Audit Fees(1)	$580,666	$529,768
Audit-Related Fees(2)	24,915	25,364
Tax Fees(3)	16,944	17,565
All Other Fees	—	—

Total	$622,525	$572,697

(1)	Audit fees in fiscal 2005 and fiscal 2006 consisted primarily of the annual audit and quarterly reviews of our consolidated financial statements and assistance with and review of documents filed with the SEC. Audit fees also includes services in connection with the attestation of management’s report on internal controls required by the Sarbanes-Oxley Act of 2002, as well as fees for services generally only the independent registered public accounting firm can reasonably be expected to provide.

(2)	Audit-related fees in fiscal 2005 and fiscal 2006 consisted of employee benefit plan audits and airport sales audits.

(3)	Tax fees in fiscal 2005 and fiscal 2006 related solely to the preparation of expatriate tax returns for certain employees located overseas.

Pre-Approval of Services

Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided by our company’s independent registered public accounting firm and consider whether the provision of these non-audit services by such firm is compatible with maintaining the independence of our independent registered public accounting firm, prior to engagement for such services. The Audit Committee pre-approved 100% of such services for 2005 and 2006. Our independent registered public accounting firm and management periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Auditor Independence

The Audit Committee has considered whether, and has determined that, the provision of services described under “Tax Fees” was compatible with maintaining the independence of KPMG LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are the leading specialty retailer of quality leather outerwear, accessories and apparel in the United States. Throughout fiscal 2006 and into fiscal 2007, our main focus is implementing a multi-year, multi-format strategy that includes initiatives intended to move Wilsons Leather into a stronger position as a company and a more relevant brand for the future.

Compensation Philosophy

The compensation program for executive officers is designed to promote our company’s financial performance, business strategies and other values and objectives. This program seeks to enhance shareholder value by linking the financial interests of our company’s executives with those of our shareholders. Our Compensation Committee has developed and implemented an executive compensation program to deliver a performance-based pay philosophy to achieve the following objectives:

•	Attract and retain high-caliber executive officers who can lead us in achievement of our business objectives;

•	Provide compensation that is competitive within the relevant geographic area and/or industry peer group, which consists of vertically-integrated apparel and specialty retailers;

•	Motivate and reward executive officers based on company achievement and individual performance objectives; and

•	Maximize return on our investment in resources to shareholders by linking a significant portion of total compensation to our financial results and the value of our common stock.

In fiscal 2006, we experienced decreases in comparable store sales as we transitioned our merchandise and took other steps to reengineer our mall stores. This negatively impacted our financial performance for the year and caused us to fail to meet the operating profit objectives set by our Compensation Committee under our cash bonus incentive plan. As a result, no payments under performance-based incentives were made to our executive officers for fiscal 2006.

Determination of Compensation

In setting compensation levels, our Compensation Committee reviewed benchmarking and survey data collected by members of our human resources team. The data was compiled from various external third party sources, including a software program from Equilar, Inc. and compensation surveys released by leading compensation consulting firms.

We received a thorough review and presentation of total compensation for executive officers in fiscal 2006. Total compensation under the compensation program for executive officers for fiscal 2006 was generally established to be approximately the 50th percentile of companies included in certain retail compensation surveys, depending upon the particular officer’s position and responsibilities and the degree of difficulty and challenge associated with the performance objectives. For fiscal 2006, base salaries were generally between the 50th and 75th percentile of companies in the survey, and the short-term incentive target was generally at the median of companies in the survey. Our Compensation Committee believed that this was appropriate since our company is in a transition period of reengineering our store concepts and we wanted to retain our talented executive officers.

For purposes of benchmarking the compensation of our executive officers, we define our peer companies as vertically-integrated apparel and specialty retailers that have annual revenues between $300 million and $800 million. We utilize at least three separate salary surveys and select the relevant data points out of each survey for the appropriate matches based upon job function match and not based upon title-only matching. We also utilize the software program ExecutiveInsighttm from Equilar, Inc. to analyze information from the proxy statements of our established group of ten peer group companies. Those companies are as follows:

Tween Brands, Inc.	Hot Topic, Inc.	Charlotte Russe Holding, Inc.
The Gymboree Corporation	Mothers Work, Inc.	bebe stores, inc.
The Buckle, Inc.	The Wet Seal, Inc.	Christopher & Banks Corporation
Casual Male Retail Group, Inc.

Elements of Compensation

The fiscal 2006 executive compensation program consisted of three key elements: (1) base salary, (2) short-term incentive and (3) long-term incentive in the form of stock options.

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions by utilizing certain retail compensation surveys and by reviewing salaries of persons with comparable qualifications, experience and responsibilities at other companies of comparable size in the retail industry. After reviewing these salaries and job descriptions, management establishes a range of salaries paid for various executive positions and the Compensation Committee generally sets base salaries within the range. As mentioned above, our company is in the middle of a multi-year strategy, and our Compensation Committee believes that it is important that we continue to pay competitive base salaries in order to retain our executive officers to execute this strategy and that we reward them for their efforts even though the benefits of our new strategy, if realized, may not be realized until future years.

Short-Term Incentive

We offer a short-term incentive opportunity to all of our executive officers. The short-term incentive is designed to reward financial performance on an annual basis. We have typically used operating profit as the financial measure for our short-term incentive program because it focuses both on top-line growth and bottom-line expense control. We also incorporate an individual performance component. Even if we achieve our operating profit targets, 40% of the amount that would be paid to our executive officers is at risk based upon achievement of position-specific objectives. The individual performance objectives for each executive officer other than the Chief Executive Officer are based upon priorities recommended by the Chief Executive Officer to the Compensation Committee for review and approval. The Chief Executive Officer’s individual performance objectives are based on priorities established by the Compensation Committee as a result of discussions between the Compensation Committee and the Chief Executive Officer.

After the beginning of each year, our Board of Directors approves financial goals for our company. These financial goals form the basis for the target levels of financial performance for our short-term incentive program. Each executive officer’s target opportunity is approved by the Compensation Committee based on a review of the survey data described above, with a goal of setting the short-term incentive opportunity at approximately the median of peer companies. After year end, the Chief Executive Officer, with assistance from senior members of our human resources team, presents to the Compensation Committee the assessment of results. The Compensation Committee then uses those results to determine the level of achievement of financial performance objectives and individual performance objectives in order to determine the payout level under The Wilsons Leather Corporate Leadership Team Incentive Plan (the “Team Incentive Plan”) for all executive officers.

The Team Incentive Plan provides for cash bonuses to executive officers, director-level employees and all other employees designated by our Chief Executive Officer, with the assistance of senior members of our human resources team, based upon the achievement of annual corporate financial objectives set by the Compensation Committee. Our Chief Executive Officer, with assistance from senior members of our human resources team, designates any employees below director-level employees eligible to participate in the Team Incentive Plan. For fiscal 2006, the Compensation Committee determined that the corporate financial objective would be based on our operating profit, and the target level of operating profit was set at $0, after deducting the amount of cash bonuses and related taxes under the Team Incentive Plan. The Compensation Committee believed that operating profit of $0 was an appropriate target for fiscal 2006 because of the significant transition we were undertaking during the year. If the targeted operating profit was achieved, executive officers would receive a targeted award amount based upon a percentage of their respective base salaries, and no awards would be paid if the targeted operating profit was not achieved. That percentage for executive officers is established by the Compensation Committee and was 75% for Michael M. Searles, Chairman and Chief Executive Officer, and 40% for each other executive officer for fiscal 2006. The targeted award amount for Michael J. Tripp, who became an executive officer in December 2006, was 30% of base salary for fiscal 2006. In addition to the targeted award amounts, the Team Incentive Plan provides an incentive pool for performance in excess of the annual corporate financial objective. Payments from the pool cannot exceed 20% of operating profit above the targeted level. The annual total combined payments to any participant from the Team Incentive Plan of targeted amounts and distributions from the incentive pool cannot exceed 200% of a participant’s annual base salary. We did not pay any bonuses to our executive officers for fiscal 2006 under the Team Incentive Plan.

Occasionally, we may agree to guarantee a portion or all of the short-term incentive for an executive officer. Typically, this occurs when we feel it is necessary to provide this stability in order to attract a desirable executive. In fiscal 2006, we agreed to guarantee payment of Megan L. Featherston’s 2006 annual bonus equal to $120,000 so long as she remained employed in March 2007 or if she was terminated without cause (as defined in her employment agreement) prior to such date. The guaranteed bonus amount was paid to Ms. Featherston in March 2007 due to the termination of her employment on February 28, 2007.

In January 2007, we entered into retention bonus agreements with our executive officers, other than Mr. Searles and Ms. Featherston, which provide for payment of a specified amount if the executive officer remains employed with us on July 6, 2007 or if he or she is terminated by us without cause (as defined in the retention bonus agreement) prior to such date. The amount of the possible retention bonus payments to each executive officer is: Stacy A. Kruse, $110,000; Betty A. Goff, $75,000; M. Adam Boucher, $75,000; William S. Hutchison, $75,000; and Michael J. Tripp, $75,000. We also entered into a retention bonus agreement with Jeffrey M. Loeb providing for a possible retention bonus payment of $50,000 on the same terms as described above when Mr. Loeb became an executive officer in March 2007. Our Compensation Committee approved these retention bonus agreements in order to incentivize our executive officers to remain with our company to implement our major financial and organizational strategies.

Long-Term Compensation

The Amended and Restated 2000 Long Term Incentive Plan (the “2000 Plan”) was developed to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our company’s common stock. The desired goal is to retain and develop personnel capable of assuring our company’s future success by affording them an opportunity to acquire a proprietary interest in the company through stock options and other stock-based awards. Stock option grants and other stock-based awards are intended to align executives’ interests in managing the company with shareholders’ interests.

The Compensation Committee generally grants stock options to new executive officers upon appointment as an executive officer. We also grant stock options at our discretion to executive officers based on several factors (which are not given a particular relative weight), including increases in the level of responsibility, promotions, sustained performance over a period of time, and overall stock performance. In granting new options, we will also take into account the number of options already granted to an officer.

All outstanding stock options granted since Wilsons Leather became a publicly held corporation have been granted at an option price equal to the fair market value (as defined in each of the relevant stock incentive plans) of the common stock on the date of grant and generally vest, cumulatively, on a prorated basis on each of the first, second and third anniversaries of the date of grant, subject to acceleration in the event of the death or disability of the officer or a change in control (as defined in each of the relevant stock incentive plans). We use a three-year vesting schedule to aid in retention and development of personnel. Our Compensation Committee’s recent practice has been to grant options to executive officers only once every five years. This practice started in fiscal 2005 after we completed a significant equity financing transaction and we wanted to provide a significant incentive for employees to remain with us while we used the funds from the financing to build new strategies. Since June 2005, all the stock options we have granted have a five-year term, which was reduced from prior grants, which had a ten-year term. This reduction in term was implemented to align the term of stock options more closely to the period during which the executive officer’s contributions are most likely to impact our operations and financial results. We believe that this reduction will also minimize our “overhang” over the long term by requiring employees to make a decision about whether to exercise the options sooner rather than later.

Employment and Separation Agreements

From time to time, we have entered into employment agreements with certain executive officers. Typically, the employment agreement will provide for severance payments in the event that the executive officer’s employment is terminated by us without cause or if the executive officer terminates his or her employment for good reason. Each time our Compensation Committee has approved an employment agreement it has been done to attract high-caliber executive officers from other opportunities. Currently, we have an employment agreement with only one executive officer, Mr. Searles, our Chairman and Chief Executive Officer.

We were party to an employment agreement with Ms. Featherston, our former Chief Merchandising Officer. Our employment agreement with Ms. Featherston was entered into, in part, because Ms. Featherston joined our company at a time when we were in the process of reengineering our mall stores and we wanted to encourage her to remain with us during this transition. Ms. Featherston’s employment terminated on February 28, 2007, and she received certain payments as described below.

From time to time, we have also entered into separation agreements with certain executive officers whose employment was terminated. Typically, we have entered into these separation agreements to resolve any issues between us and the executive officer, and to provide for a smooth transition of the executive officer’s responsibilities. In addition, because we do not have employment agreements with all of our executive officers, the separation agreement gives us the opportunity to receive certain assurances from the executive officer because payment of the separation benefits is typically conditioned upon the executive officer releasing his or her claims against us and remaining in compliance with certain non-disclosure, non-competition and/or non-solicitation covenants.

In March 2007, we entered into a separation agreement with Ms. Goff, our former Vice President, Human Resources, providing for certain separation benefits in connection with the termination of Ms. Goff’s employment on February 28, 2007. Under the terms of the separation agreement, if Ms. Goff complies with the agreement, including releasing all claims she may have against us other than claims for indemnification, maintaining our confidential information, refraining from competing with us for one year after the separation date, refraining from hiring, or attempting to hire, current or certain former employees and refraining from interfering with our relationships with our vendors, independent contractors and customers, Ms. Goff will continue to receive her base salary for a period of up to 56 weeks after the separation date. However, if at any time before March 27, 2008, Ms. Goff receives earnings from employment with any other employer working on average 30 hours or more per week, we will deduct from the salary continuation payments all amounts earned by Ms. Goff as a result of such employment. If at any time before March 27, 2008, Ms. Goff receives earnings from temporary or part-time employment working on average less than 30 hours per week and/or self-employment, we will deduct from the salary continuation payments all amounts in excess of $10,000 per month earned by Ms. Goff as a result of such employment. In addition, we will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Ms. Goff elects to continue coverage. We will also provide twelve months of executive level outplacement assistance, including office space and administrative support. Ms. Goff will also receive the retention bonus payment described above in July 2007.

In April 2007, we entered into a separation agreement with Ms. Featherston, our former Chief Merchandising Officer, providing for the severance benefits due to Ms. Featherston under the terms of her employment agreement and certain other consideration. If Ms. Featherston complies with the separation agreement, including releasing all claims she may have against us other than claims for indemnification, maintaining our confidential information, refraining for twelve months from hiring, or attempting to hire, current or certain former employees and refraining for twelve months from interfering with our relationships with our vendors, independent contractors or customers, she will continue to receive her base salary for one year, paid in accordance with our regular payroll schedule. In addition, we will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Ms. Featherston elects to continue coverage. We will also provide twelve months of executive level outplacement assistance. Ms. Featherston also received payment of a guaranteed annual incentive bonus of $120,000 pursuant to the terms of her employment agreement.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We offer a 401(k) profit sharing plan for all eligible employees and our executive officers are eligible to receive a matching contribution on amounts contributed by the executive officer. We also offer an employee stock purchase plan that offers all eligible employees the opportunity to purchase shares of our common stock at a 15% discount to the fair market value of our common stock, as determined under the plan. We also pay the premiums for term life insurance for our executive officers and other eligible employees.

Compensation and Related Programs

Stock Option Grant Processes

Stock options for all executive officers are approved by our Compensation Committee typically at regularly scheduled meetings of the committee. The exercise price of stock options is set at fair market value on the date of grant. Under the 2000 Plan, fair market value is defined as the closing price of our common stock on the trading day immediately preceding the date of grant; however, if the market has closed by the time the grant is approved, the exercise price is set at the closing price of our common stock on the date of grant. Because our stock options are approved on the same day as they are granted for persons employed by us as of the date of approval, our formula for setting the exercise price as described above allows our Compensation Committee to know the exercise price at the time it approves the stock options. Our Compensation Committee has delegated authority to our Chief Executive Officer to approve the award of stock options to employees who are not executive officers, subject to certain parameters approved by the Compensation Committee. Grants approved by our Chief Executive Officer are generally made at regularly scheduled dates throughout the year that coincide with our Compensation Committee meetings, and the exercise price is set using the formula described above.

Consideration of Tax and Accounting Matters

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer or any of the other four most highly compensated executive officers. One of the exceptions to this limit is for qualifying “performance-based compensation.” The 2000 Plan has been designed to meet the requirements of Section 162(m) with respect to grants of options, stock appreciation rights, performance shares, and restricted stock if the restrictions lapse upon achievement of certain performance goals and not upon years of continued service. The Compensation Committee expects that the options granted under the 2000 Plan are qualified as “performance-based compensation” for Section 162(m) purposes and will be deductible by the company under current federal income tax laws. However, certain other compensation paid to our executive officers, including base salary, short-term bonuses and restricted stock grants that are not performance-based, will be subject to the deduction limitation. We believe, in order to retain the flexibility to compensate our executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. We will, however, continue to consider future opportunities for compliance with Section 162(m) that we feel are in the best interests of the company and our shareholders. We also believe that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to our company’s overall tax position.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Bradley K. Johnson (Chair)
Gail A. Cottle
Peter V. Handal
Michael J. McCoy
R. Ted Weschler

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for fiscal 2006 of all persons serving as our Chief Executive Officer and Chief Financial Officer during the fiscal year and our three other most highly compensated executive officers. These people are the “Named Executive Officers.”

				Option	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Awards ($)(3)	Compensation ($)(4)	Total ($)
Michael M. Searles	2006	608,077	—	850,915	49,705	1,508,697
Chairman and Chief Executive Officer
Stacy A. Kruse	2006	244,616	—	103,035	6,832	354,483
Chief Financial Officer and Treasurer
M. Adam Boucher	2006	262,596	—	118,958	1,303	382,857
Vice President, Store Sales and Real Estate
Megan L. Featherston	2006	261,923	220,000	95,317	96,095	673,335
Former Chief Merchandising Officer(5)
Betty A. Goff	2006	252,738	—	102,269	10,701	365,708
Former Vice President, Human Resources(6)

(1)	Fiscal 2006 was a 53 week year.

(2)	Represents a one-time $100,000 bonus in connection with the commencement of Ms. Featherston’s employment and a $120,000 guaranteed annual incentive bonus payment pursuant to the terms of her employment agreement.

(3)	Represents the dollar amount recognized by us for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”) for option awards granted in fiscal 2006 and prior years utilizing the assumptions discussed in Note 1, “Summary of significant accounting policies — Stock-based compensation,” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, but disregarding the estimate of forfeitures for service-based vesting conditions. The SFAS No. 123R amounts may never be realized by the Named Executive Officers.

(4)	Represents term life insurance premiums paid in the following amounts: Mr. Searles ($3,048), Ms. Kruse ($370), Mr. Boucher ($404), Ms. Featherston ($253), and Ms. Goff ($591); our matching contributions under our 401(k) Profit Sharing Plan in the following amounts: Ms. Kruse ($6,462) and Ms. Goff ($10,110); relocation payments in the following amounts: Mr. Searles ($26,832) and Ms. Featherston ($64,587) and reimbursement of tax liabilities resulting from relocation payments made in fiscal 2005 or 2006 in the following amounts: Mr. Searles ($19,825), Mr. Boucher ($899) and Ms. Featherston ($31,255). The relocation payments made to Ms. Featherston included payments to relocate Ms. Featherston to the location of our principal executive office, as well as payment to Ms. Featherston of the amounts she was required to reimburse her prior employer for her previous relocation.

(5)	Ms. Featherston’s employment with the company terminated on February 28, 2007.

(6)	Ms. Goff’s employment with the company terminated on February 28, 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2006

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during fiscal 2006.

				All Other
		Estimated Possible Payouts		Option Awards:			Grant Date
		Under Non-Equity Incentive		Number of		Exercise or	Fair Value of
		Plan Awards(1)		Securities		Base Price	Stock and
				Underlying		of Option	Option
		Target	Maximum	Options		Awards	Awards
Name	Grant Date	($)	($)	(#)		($/Sh)	($)
Michael M. Searles	—	450,000	1,200,000	—		—	—
Stacy A. Kruse	—	96,000	480,000	—		—	—
M. Adam Boucher	—	103,000	515,000	—		—	—
Megan L. Featherston	—	120,000	600,000	—		—	—
	3/23/2006	—	—	150,000	(2)	3.66	297,446
Betty A. Goff	—	99,840	499,200	—		—	—

(1)	Each Named Executive Officer’s target award under the Team Incentive Plan was established by the Compensation Committee as a percentage of his or her base salary. The target award percentages were 75% for Mr. Searles and 40% for each other Named Executive Officer. The maximum award for each Named Executive Officer under the Team Incentive Plan was 200% of his or her base salary. The annual corporate financial objective of operating profit of $0 was not achieved and we did not pay any bonuses for fiscal 2006. See “Compensation Discussion and Analysis — Elements of Compensation — Short-Term Incentive” above for more information about the Team Incentive Plan.

(2)	The stock options issued to Ms. Featherston expired unexercised when her employment terminated on February 28, 2007.

Employment Agreement Provisions

We have entered into an employment agreement dated November 22, 2004 with Michael M. Searles, as Chairman and Chief Executive Officer, having an employment term running through January 31, 2008 pursuant to the most recent amendment thereto. The employment agreement provided for an annual base salary of $580,000 through fiscal year 2005, subject to increases for subsequent years at the discretion of the Compensation Committee. Mr. Searles participates in our Team Incentive Plan whereby Mr. Searles is eligible for an incentive award based on our achievement of corporate financial objectives for consolidated operating profits. The employment agreement provided that Mr. Searles’ target award under our prior incentive plan, the Executive and Key Management Incentive Plan, or a replacement incentive plan, would be 100% of his base salary. However, upon the adoption of the Team Incentive Plan that replaced the Executive and Key Management Incentive Plan, Mr. Searles executed a waiver and modification under the employment agreement on March 2, 2005, waiving his right to a 100% target award, provided that his target award under the Team Incentive Plan during the term of the employment agreement will be at least 75% of his base salary, and his maximum incentive opportunity during the term of the employment agreement will be 200% of his base salary. The employment agreement also provided Mr. Searles with certain benefits, including reimbursement for expenses and relocation assistance, as well as temporary housing and reimbursement for airfare on an average frequency of once every two weeks to his home residence in California. Mr. Searles no longer uses the temporary housing and he is not reimbursed for airfare.

We were party to an employment agreement with Megan L. Featherston dated March 2, 2006 prior to the termination of her employment on February 28, 2007. The employment agreement provided for an annual base salary of $300,000 through fiscal 2006. Ms. Featherston was entitled to participate in our Team Incentive Plan whereby Ms. Featherston was eligible for a target incentive award of 40% of her base salary. We guaranteed her target incentive award for fiscal 2006 based on a full year of salary provided that she did not voluntarily leave the company prior to March 2007. The employment agreement provided for reimbursement of relocation costs, as well as payment to her of the amounts she was required to reimburse her prior employer for a previous relocation, and also provided for gross-up of her tax obligations resulting from such relocation reimbursement payments.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at the end of fiscal 2006.

	Option Awards
	Number of Securities Underlying			Option
	Unexercised Options (#)			Exercise	Option
				Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
Michael M. Searles	233,334	116,666	(1)	5.00	12/1/2014
	150,000	300,000	(2)	5.88	6/2/2010
Stacy A. Kruse	1,500	0	(3)	15.55	6/20/2011
	1,200	0	(3)	13.64	4/29/2012
	4,500	0	(3)	2.90	3/17/2014
	26,667	53,333	(4)	5.88	6/2/2010
	6,667	13,333	(5)	3.23	1/6/2011
M. Adam Boucher	33,334	66,666	(6)	6.73	8/29/2010
Megan L. Featherston(9)	0	150,000	(7)	3.66	2/28/2007
Betty A. Goff(9)	21,000	0	(3)	5.83	5/28/2007
	5,400	0	(3)	20.69	5/28/2007
	4,200	0	(3)	18.94	5/28/2007
	12,000	0	(3)	4.00	5/28/2007
	12,000	0	(3)	2.90	5/28/2007
	30,000	60,000	(8)	5.88	5/28/2007

(1)	Exercisable options vested as to 116,667 shares on each of December 1, 2005 and December 1, 2006 and unexercisable options vest on December 1, 2007.

(2)	Exercisable options vested on June 2, 2006 and unexercisable options vest as to 150,000 shares on each of June 2, 2007 and June 2, 2008.

(3)	Options vested in July 2004 in connection with a change in control. Prior to the change in control, options generally vested as to one-third of the shares subject to the option on each anniversary of the date of grant.

(4)	Exercisable options vested on June 2, 2006 and unexercisable options vest as to 26,667 shares on June 2, 2007 and 26,666 shares on June 2, 2008.

(5)	Exercisable options vested as to 6,667 shares on January 6, 2007 and unexercisable options vest as to 6,667 shares on January 6, 2008 and 6,666 shares on January 6, 2009.

(6)	Exercisable options vested on August 29, 2006 and unexercisable options vest as to 33,333 shares on each of August 29, 2007 and August 29, 2008.

(7)	Unexercisable options would have vested as to 50,000 shares on each of March 23, 2007, March 23, 2008 and March 23, 2009. See Note 9 below.

(8)	Exercisable options vested on June 2, 2006 and unexercisable options would have vested as to 30,000 shares on each of June 2, 2007 and June 2, 2008. See Note 9 below.

(9)	The employment of Ms. Featherston and Ms. Goff terminated on February 28, 2007. Accordingly, the unexercisable options expired immediately upon such date.

FISCAL 2006 OPTION EXERCISES AND STOCK VESTED

As reflected in the following table, no options were exercised and no restricted stock was outstanding or vested during fiscal 2006 for the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized on	Acquired	Value Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Michael M. Searles	0	0	0	0
Stacy A. Kruse	0	0	0	0
M. Adam Boucher	0	0	0	0
Megan L. Featherston	0	0	0	0
Betty A. Goff	0	0	0	0

Potential Payments Upon Termination of Employment or Change in Control

Michael M. Searles

Mr. Searles’ employment agreement provides that if his employment is terminated without “cause” or if he resigns for “good reason” during the term, he (1) will receive severance payments equal to his then current base salary for a period of twelve months, paid in accordance with our regular payroll schedule, (2) may elect to have 18 months of continued health and life insurance coverage paid by us and (3) if he was employed by us for at least six months of the fiscal year in which termination occurred, he will receive any annual incentive award that he would have received had he remained employed for such fiscal year, to be paid when other incentive awards are paid. Mr. Searles’ employment agreement defines “cause” as:

•	an act or acts of dishonesty intended to result in material personal gain or enrichment of Mr. Searles or others at the expense of the company;

•	unlawful conduct or gross misconduct that is willful and deliberate on his part and that, in either event, is materially injurious to the business or reputation of the company;

•	the conviction of Mr. Searles of a felony;

•	failure of Mr. Searles to comply with our policies in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of his fiduciary duties to the company, which failure or breach is materially injurious to the business or reputation of the company; or

•	material breach of any terms and conditions of the employment agreement by Mr. Searles, which breach has not been cured within 30 days after written notice thereof from us.

Mr. Searles’ employment agreement defines “good reason” as:

•	material breach of any terms and conditions of the employment agreement by us not caused by Mr. Searles, which breach has not been cured by us within ten days after written notice thereof from Mr. Searles;

•	the assignment after December 15, 2004 of Mr. Searles without his consent to a position or material responsibilities or duties of a lesser status or degree than the position of Chief Executive Officer;

•	relocation of Mr. Searles’ principal office for company business, without his consent, to a location more than 30 miles outside the Minneapolis-St. Paul metropolitan area; or

•	failure of any successor entity, by merger or purchase of all or substantially all of our assets, to assume our obligations hereunder as a result of the merger or by agreement.

The employment agreement contains confidentiality, non-compete and non-solicitation covenants from Mr. Searles that extend for 24 months following his termination of employment. In order to receive the severance payments described above, Mr. Searles must work through any transition period reasonably requested by the board and complete any transitional duties, sign and not rescind a release of claims in favor of us and be in compliance with the terms of his employment agreement, including the confidentiality, non-compete and non-solicitation covenants.

The following table presents the estimated total amounts that would be paid out (including the present value cost to our company of benefits coverage provided) to Mr. Searles if his employment had been terminated without cause or if he resigned for good reason on February 3, 2007:

	Twelve	Continued	Annual	Total
	Months of	Benefits	Incentive	Potential
	Base Salary	Coverage	Award	Payout
Name	($)	($)	($)(1)	($)

Michael M. Searles	600,000	17,714	0	617,714

(1)	The annual corporate financial objective was not achieved and we did not pay any bonuses for fiscal 2006, so no amount would have been paid to Mr. Searles under this provision.

Megan L. Featherston

The separation agreement we entered into with Ms. Featherston pursuant to the terms of her employment agreement provides that, in exchange for Ms. Featherston releasing all claims she may have against us, refraining for twelve months from hiring, or attempting to hire, our current or certain former employees and refraining for twelve months from interfering with our relationships with our vendors, independent contractors and customers, she will continue to receive her base salary for one year, paid in accordance with our regular payroll schedule. In addition, we agreed to pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Ms. Featherston elects to continue coverage. We will also provide twelve months of executive level outplacement assistance. We also paid Ms. Featherston the guaranteed annual incentive bonus of $120,000 pursuant to the terms of her employment agreement. Ms. Featherston’s employment agreement defined “cause” as termination due to any act of fraud, misappropriation of company funds or assets, dishonesty or similar conduct, or indictment for or conviction of a felony.

In connection with Ms. Featherston’s termination of employment on February 28, 2007, she will receive the following payments and benefits, consistent with the terms of her employment agreement:

	Twelve	Continued
	Months of	Benefits	Total
	Base Salary	Coverage	Payout
Name	($)	($)	($)(1)

Megan L. Featherston	300,000	8,160	308,160

(1)	In addition to the payments and benefits described in the table, Ms. Featherston also received a $120,000 guaranteed annual incentive bonus; however, the bonus was guaranteed regardless of whether her employment was terminated by us so long as she did not voluntarily leave our company prior to March 2007. This guaranteed annual bonus amount is reported as “Bonus” in the Summary Compensation Table. In the separation agreement we entered into with Ms. Featherston, we also agreed to provide twelve months of executive level outplacement assistance to Ms. Featherston, which has a value of approximately $10,000.

Acceleration of Vesting of Equity Awards

Generally, options granted to the Named Executive Officers automatically vest upon the participant’s death or disability, or upon the occurrence of a change in control (defined as acquisitions of a majority of the voting power of our shares by a person or group with respect to awards granted on or after February 21, 2005 or at least one-third of the voting power with respect to awards granted prior to February 21, 2005, certain changes in a majority of our board of directors and certain mergers and similar transactions). The following table presents the intrinsic value of the stock options whose exercisability would have been accelerated if the Named Executive Officer’s employment terminated due to death or disability, or if a change in control occurred, on February 3, 2007.

Value of Accelerated
Name	Equity Awards ($)(1)

Michael M. Searles	0
Stacy A. Kruse	0
M. Adam Boucher	0
Megan L. Featherston	0
Betty A. Goff	0

(1)	Value based on a share price of $1.96, which was the last reported sale price for a share of our common stock on The NASDAQ Stock Market on February 2, 2007. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated.

Director Compensation

Each member of the Board who is not an officer or employee of our company receives an annual retainer of $25,000. One-half of the $25,000 annual retainer is payable in cash and one-half of the retainer is payable in shares of our common stock at the end of each twelve-month period, based on the fair market value of the stock on the day immediately preceding the next annual meeting of shareholders. Outside directors also receive a cash payment of $1,500 for each meeting of the Board or meeting of a Board committee that such member attended in person and for telephonic meetings that such member attended which lasted one hour or longer. In addition, outside directors also receive $500 for each telephonic meeting that such member attended which lasts less than one hour. Mr. Rogers, a former executive officer of the company, was first entitled to receive the director compensation outlined above commencing September 2006, provided that his annual retainer was prorated for the period commencing September 2006. For fiscal 2006, Mr. Weschler waived payment of all director compensation.

The chair of the Governance and Nominating Committee and the chair of the Compensation Committee receive an additional annual retainer of $5,000, and the chair of the Audit Committee receives an additional annual retainer of $10,000. Also, the lead director, which position is currently held by Mr. Farley, receives an additional annual payment of $10,000 for his or her service. Board members who incur reasonable and customary travel expenses to attend board meetings are reimbursed for such travel expenses.

Members of the Board are also eligible to receive grants of stock options under our stock-based incentive plan and it is expected that the Compensation Committee will grant options of common stock to new directors. In June 2005, we granted options for 30,000 shares of common stock at an exercise price of $5.88 per share to each of Michael T. Cowhig, William F. Farley, Peter V. Handal, Bradley K. Johnson, Michael J. McCoy, and David L. Rogers. In December 2006, we granted options for 30,000 shares of common stock at an exercise price of $2.17 per share to Gail A. Cottle in connection with her election as a director. All such options were granted with a vesting schedule that provided for the options to vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if the optionee continued as a director.

It is currently anticipated that future option grants to the directors who received grants in 2005 will not be made until approximately 2010.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2006

The following table shows, for each of our non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during fiscal 2006.

	Fees Earned
	or Paid in	Stock	Option	Total
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)	($)
Gail A. Cottle(3)	12,250	0	1,658	13,908
Michael T. Cowhig	26,000	12,500	34,090	72,590
William F. Farley	53,000	12,500	34,090	99,590
Peter V. Handal	33,500	12,500	34,090	80,090
Bradley K. Johnson	43,000	12,500	34,090	89,590
Michael J. McCoy	48,000	12,500	34,090	94,590
David L. Rogers(4)	20,000	0	34,090	54,090
R. Ted Weschler(5)	0	0	0	0

(1)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 1, “Summary of significant accounting policies — Stock-based compensation,” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007. The stock awards relate to 3,424 shares issued in payment of one-half of the annual retainer as fully vested shares. The shares were granted on June 1, 2006 with a grant date fair value of $12,500.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 1, “Summary of significant accounting policies — Stock-based compensation,” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, but disregarding the estimate of forfeitures for service-based vesting conditions.

As of February 3, 2007, each non-employee director had the following option awards outstanding:

Options
Name	Outstanding (#)

Gail A. Cottle	30,000
Michael T. Cowhig	45,000
William F. Farley	42,000
Peter V. Handal	30,000
Bradley K. Johnson	43,200
Michael J. McCoy	40,500
David L. Rogers	30,000
R. Ted Weschler	0

(3)	Ms. Cottle was elected to our board of directors in December 2006.

(4)	Mr. Rogers was first entitled to receive cash fees and stock awards in September 2006.

(5)	Mr. Weschler waived his right to receive any director compensation for fiscal 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 3, 2007 for compensation plans under which securities may be issued:

	Number of Securities		Weighted-Average	Number of Securities
	to be Issued Upon		Exercise Price of	Remaining Available
	Exercise of		Outstanding	for Future Issuance
	Outstanding Options,		Options, Warrants	Under Equity
Plan Category	Warrants and Rights		and Rights	Compensation Plans
Equity compensation plans approved by shareholders	2,567,042	(1)	$5.36	1,636,921	(2)
Equity compensation plans not approved by shareholders	155,205		$7.76	231,460
Total	2,722,247			1,868,381

(1)	Amount includes outstanding options under the 1996 Stock Option Plan and the 2000 Plan.

(2)	Includes securities available for future issuance under the 2000 Plan and the Employee Stock Purchase Plan.

Equity Compensation Plans Not Approved By Shareholders

Our 1998 Stock Option Plan (the “1998 Plan”) was adopted in its current form by the Board of Directors on January 28, 1998. The purpose of the 1998 Plan is to provide employees who are not directors or officers with an opportunity to acquire a proprietary interest in the company and thereby develop a stronger incentive to put forth the maximum effort for the continued success and growth of the company. In addition, the Board believes the opportunity to acquire a proprietary interest in the company will aid in attracting and retaining employees of outstanding ability.

The 1998 Plan authorizes the issuance of an aggregate of 750,000 shares (after giving effect to our three-for-two stock split on March 15, 2000) in award grants. The Compensation Committee has sole discretion in awarding grants of common stock under the 1998 Plan to employees who are not subject to the reporting requirements of Section 16 of the Exchange Act; however, the Compensation Committee may decide to delegate to the Chairman and Chief Executive Officer its authority to award stock options, who in turn may delegate such authority to any such other officer. As of February 3, 2007, 231,460 shares of common stock were available for awards under the 1998 Plan. We do not intend to make additional awards under the 1998 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we make the following disclosure: A Form 4 to report a purchase of common stock on October 2, 2006 by Peter V. Handal, a director, was filed on October 10, 2006. The late filing was due to a communication failure on our part.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2006, Richard Liu, chairman of Superior Holdings International, Ltd., one of our major suppliers, was a greater than 5% shareholder of our common stock. We purchased $5.9 million, $11.3 million and $10.8 million of products from Superior Holdings International, Ltd. during 2006, 2005 and 2004, respectively. We believe that transactions with Superior Holdings International, Ltd. are on terms no less favorable to us than those obtainable in arm’s-length transactions with unaffiliated third parties.

Our Audit Committee Charter requires that the Audit Committee approve all transactions with related persons; however, the transactions with Mr. Liu described above commenced prior to our adoption of the Audit Committee Charter and, therefore, did not need to be approved by the Audit Committee pursuant to such requirement.

PROPOSAL NUMBER TWO

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 2, 2008, subject to ratification by our shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Audit Committee will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

A representative of KPMG LLP will be present at the meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Voting Recommendation

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2008.

ADDITIONAL MATTERS

Annual Report

Our Annual Report to Shareholders for fiscal 2006, which includes our Annual Report on Form 10-K and financial statements, is being mailed with this Proxy Statement.

Deadline for Submission of Shareholders’ Proposals

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders and desired to be included in our proxy statement and form of proxy for such meeting must be received by the Chief Financial Officer of our company, 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, no later than January 5, 2008, for inclusion in the proxy statement for that meeting. Notice of shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders but not intended to be included in our proxy statement and form of proxy for such meeting must be received by us by March 9, 2008. If, however, the date of the 2008 Annual Meeting of Shareholders is more than 30 days before or after the first anniversary of the date of the 2007 Annual Meeting of Shareholders (i.e., June 7, 2007), notice of such proposal must be received by us at least 90 days before such meeting or, if later, within 10 days after the first public announcement of the date of the 2008 Annual Meeting of Shareholders. We suggest that all such proposals be sent to us by certified mail, return receipt requested.

Other Matters

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment, subject to applicable federal securities rules.

By Order of the Board of Directors,

Philip S. Garon
Secretary

Dated: May 4, 2007

ANNUAL MEETING
Thursday, June 7, 2007
10:00 a.m. Central Daylight Time
The Northland Inn
7025 Northland Drive
Brooklyn Park, Minnesota

Wilsons The Leather Experts Inc. 7401 Boone Avenue North, Brooklyn Park, MN 55428	Proxy

This Proxy is solicited on behalf of the Board of Directors.
By signing the Proxy, you revoke all prior proxies and appoint Michael M. Searles and Stacy A. Kruse, or either one of them, as Proxies, each with the power to appoint his/her substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Wilsons The Leather Experts Inc. (the “Company”) held of record by the undersigned on April 9, 2007 at the Annual Meeting of Shareholders of the Company to be held on June 7, 2007 or at any adjournment thereof.
If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.
See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Class II directors:	01 David L. Rogers 02 R. Ted Weschler	☐	Vote FOR all Class II nominees	☐	Vote WITHHELD from all Class II nominees
(except as marked to
the contrary below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending February 2, 2008.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box     ☐     Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.